Exhibit 99.1

Pope Resources Reports Second Quarter Income Of $289,000

POULSBO, Wash., Aug. 6, 2015 /PRNewswire/ -- Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $289,000, or $0.06 per ownership unit, on revenue of $13.9 million for the quarter ended June 30, 2015. This compares to net income attributable to unitholders of $1.8 million, or $0.41 per ownership unit, on revenue of $18.6 million for the comparable period in 2014.

Net income attributable to unitholders for the six months ended June 30, 2015 totaled $8.1 million, or $1.87 per ownership unit, on revenue of $40.8 million. For the six months ended June 30, 2014 the Partnership reported net income of $14.1 million, or $3.17 per ownership unit, on revenue of $56.4 million.

Cash provided by operations for the quarter ended June 30, 2015 was $3.1 million, compared to $5.8 million for the second quarter of 2014. For the six months ended June 30, 2015, cash provided by operations was $12.2 million, compared to $26.0 million in 2014.

"As expected, soft log markets defined a challenging second quarter for our Fee Timber segment, as weak demand from Asia and typical seasonal supply increases reduced our log price realizations," said Tom Ringo, President and CEO. "In response, we deferred a portion of our harvest to capture greater value in the future when log markets strengthen. Operationally, our Real Estate segment built on its strong first quarter performance with additional Q2 2015 closings from our Harbor Hill development and conservation sales."

Second quarter highlights

  Harvest volume was 15 million board feet (MMBF) in Q2 2015 compared to 26 MMBF in Q2 2014, a 42% decrease. Harvest volume for the first six months of 2015 was 40 MMBF compared to 56 MMBF for 2014, a 29% decrease. These harvest volume figures do not include timber deed sales of 0.6 MMBF sold by ORM Timber Fund III (Fund III) in Q1 2015. The harvest volume and log price realization metrics cited below also exclude these timber deed sales.
  Average realized log price per thousand board feet (MBF) was $562 in Q2 2015 compared to $630 per MBF in Q2 2014, an 11% decrease. For the first six months of 2015, the average realized log price was $591 per MBF compared to $668 per MBF for 2014, a 12% decrease.
  Fund properties contributed 52% of Q2 2015 harvest volume, compared to 51% in Q2 2014. For the first six months of 2015, Fund properties contributed 50% of harvest volume, compared to 52% for 2014.
  As a percentage of total harvest, volume sold to export markets in Q2 2015 decreased to 14% from 33% in Q2 2014, with a correspondingly larger increase in the mix of volume sold to domestic markets to 68% in Q2 2015 from 51% in Q2 2014. For the first six months of 2015, the relative percentages of volume sold to export and domestic markets were 17% and 61%, respectively, compared to 38% and 46%, respectively, in 2014. Hardwood and pulpwood log sales make up the balance of total harvest volume.
  The percentage of total harvest comprised of Douglas-fir sawlogs increased to 52% in Q2 2015 from 42% in Q2 2014, with a corresponding decrease in the whitewood sawlog component to 20% in Q2 2015 from 37% in Q2 2014. For the first six months of 2015, the relative mix of Douglas-fir and whitewood sawlogs was 48% and 23%, respectively, compared to 51% and 29%, respectively, for 2014.
  During Q2 2015 we closed on the sale of 33 residential lots from our Harbor Hill project in Gig Harbor, Washington, for $3.3 million as well as a 175-acre conservation land sale for $920,000.

Second quarter and year-to-date operating results

Fee Timber:
Fee Timber operating income for Q2 2015 was $1.6 million, compared to $5.0 million for Q2 2014. This decrease in segment operating income was due to the 42% decrease in harvest volume and 11% decrease in log prices, as mentioned above. Contributing further to the reduction in operating income was a decrease in income generated from commercial thinning activity compared to the prior year.

Fee Timber operating income for the first six months of 2015 was $6.5 million compared to $14.3 million in 2014. This decrease was due to both a 29% decrease in harvest volume and a 12% decrease in log prices in 2015 compared to 2014. A decrease in commercial thinning activity also contributed to the lower segment operating income in 2015.

Demand from the export market remained weak due to the strength of the U.S. dollar, as well as competition in Japan from European-sourced products and the continued effects in China of reduced credit availability and high log inventories at its ports. Logs normally destined for the export market were diverted instead to the domestic market, which itself was already well supplied due to the unseasonably warm and dry weather in the Pacific Northwest during the first half of the year. These regional weather conditions afforded timberland owners excellent access to timber not typically available in the first half of the year. A lackluster recovery in the U.S. housing market added further downside price pressure, from the demand side, due to weak lumber pricing, which in turn reduced the price that mills were willing to pay for logs. In response to these market conditions, we decided to defer harvest volume to future periods when log prices improve.

Timberland Management:
Our Timberland Management segment generates its revenue by managing three private equity timber funds. ORM Timber Fund I (Fund I) sold its timberland portfolio in 2014, leaving two funds with operations. Fund I is expected to be completely wound-down by the end of 2015. All three funds are consolidated into the Partnership's financial statements due to the Partnership's control of the Funds. As such, all fees earned by the Timberland Management segment associated with managing the Funds are eliminated from revenue in the Partnership's consolidated financial statements, leaving an operating loss for this segment that consists entirely of operating expenses. Conversely, the fee revenue is an expense to the Fee Timber segment which is also eliminated when the Funds are consolidated into the Partnership's financial statements. As a result of this consolidation for external reporting purposes, we eliminated $767,000 and $840,000 of timber fund management fee revenue for Q2 2015 and Q2 2014, respectively. The decline in eliminated revenue is due to a decline in harvest volume as we defer volume in response to weak log markets, which results in a decrease in management fees earned. Operating losses incurred by this segment for Q2 2015 and Q2 2014 totaled $785,000 and $510,000, respectively, after eliminating revenue earned from managing the Funds. The increase in operating expense is due to opening a new timberland management office in Oregon to manage the increase in acres owned there and to facilitate future growth.

Similarly, we eliminated $1.6 million and $1.7 million of timber fund management fee revenue for the first six months of 2015 and 2014, respectively. Operating losses incurred by this segment for 2015 and 2014 totaled $1.5 million and $1.1 million, respectively, after eliminating management fees earned from the Funds. Consistent with the quarterly fluctuations, eliminated management fee revenue has declined as we defer harvest volume. Additionally, operating expenses have increased as we opened a new timberland management office in Oregon.

Our two remaining operational Funds collectively own 80,000 acres representing $312 million in assets under management. As of June 30, 2015 Fund III has $50.8 million of its original $180 million capital commitment remaining to invest with the Partnership's portion of this remaining capital commitment representing $2.5 million.

Real Estate:
Our Real Estate segment posted operating income of $575,000 for Q2 2015 compared to an operating loss of $952,000 for Q2 2014. The primary drivers of Q2 2015 results were a 175-acre conservation land sale for $920,000 and the sale of 33 residential lots from our Harbor Hill project for $3.3 million, whereas there were no land transactions in Q2 2014.

For the first six months of 2015, the Real Estate segment generated operating income of $5.7 million on the strength of conservation land and easement sales covering 3,861 acres for $6.0 million and three closings totaling 75 residential lots in our Harbor Hill project for $9.0 million. This compares to 2014 operating income of $6.0 million in 2014, driven primarily by a 535-acre conservation land sale and the sale of 115 residential lots from Harbor Hill.

General & Administrative (G&A):
G&A expenses for Q2 2015 and 2014 were $1.2 million and $0.5 million, respectively. For first six months of 2015 and 2014, G&A expenses were $2.4 million and $1.8 million, respectively. The 2014 amounts were lower due primarily to reversals of incentive compensation accruals as a result of the second quarter 2014 departure of a former executive. Without these reversals, G&A expense for the second quarter and first six months of 2014 would have been $1.1 million and $2.4 million, respectively, consistent with the 2015 amounts.

Outlook

Log prices for 2015 reached what we expect to be their lowest point in the second quarter. Due to this weaker pricing environment, we have deferred a portion of our harvest and expect total annual log harvest and stumpage sale volume of between 85 and 90 MMBF for 2015. The majority of this deferral is attributable to tree farms owned by the Funds that are located in areas more strongly influenced by the export market. We expect that log markets will remain volatile over the next several quarters, with a gradual strengthening trend overall. This volatility will influence our harvest decisions as the year unfolds.

We expect additional land sales from our Real Estate segment over the remainder of 2015, although the timing of these transactions could be impacted by permitting or other delays.

The financial schedules accompanying this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 193,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Among those forward-looking statements contained in this report are statements about management's expectations for future log prices, harvest volumes and markets, and statements about our expectations for future sales in our Real Estate segment. However, readers should note that all statements other than expressions of historical fact are forward-looking in nature. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include our ability to accurately estimate the cost of ongoing and changing environmental remediation obligations, and our ability to anticipate and address the political and regulatory climate that affects these obligations; our ability to consummate various pending and anticipated real estate transactions on the terms management expects; our ability to manage our timber funds and their assets in a manner that our investors consider acceptable, and to raise additional capital or establish new funds on terms that are advantageous to the Partnership; conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; the effects of competition, particularly by larger and better-financed competitors; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; fluctuations in foreign currency exchange rates that affect both competition for sales of our products and our customers' demand for them; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; our ability to anticipate and mitigate potential impacts of our operations on adjacent properties; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate other liabilities associated with our assets. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors."

Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(all amounts in $000's, except per unit amounts)

	Quarter ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue	$13,904	$18,583	$40,812	$56,362
Cost of sales	(8,815)	(11,377)	(23,312)	(30,301)
Operating expenses	(4,909)	(4,069)	(9,247)	(8,676)
Operating income	180	3,137	8,253	17,385
Interest expense, net	(777)	(629)	(1,522)	(1,203)
Income (loss) before income taxes	(597)	2,508	6,731	16,182
Income tax expense	(28)	(69)	(368)	(226)
Net income (loss)	(625)	2,439	6,363	15,956
Net (income) loss attributable to noncontrolling interests	914	(593)	1,735	(1,869)
Net income attributable to Pope Resources' unitholders	$289	$1,846	$8,098	$14,087

Basic and diluted weighted average units outstanding	4,298	4,391	4,296	4,389

Basic and diluted net income per unit	$0.06	$0.41	$1.87	$3.17

CONDENSED CONSOLIDATING BALANCE SHEETS
(all amounts in $000's)

	June 30, 2015				December 31, 2014
Assets:	Pope	ORM Timber Funds	Consolidating Entries	Consolidated
Cash and cash equivalents	$16,532	$6,591	$—	$23,123	$24,028
Land held for sale	2,526			2,526	7,160
Other current assets	6,673	696	(967)	6,402	6,292
Total current assets	25,731	7,287	(967)	32,051	37,480
Timber and roads, net	32,258	193,479		225,737	227,144
Timberlands	14,904	33,368		48,272	47,933
Land held for development	28,879			28,879	26,040
Buildings and equipment, net	5,904	16		5,920	6,039
Investment in ORM Timber Funds	18,330		(18,330)	—	—
Other assets	382	145		527	441
Total assets	$126,388	$234,295	$(19,297)	$341,386	$345,077

Liabilities and equity:
Current liabilities	$4,046	$2,161	$(967)	$5,240	$5,405
Current portion of long-term debt	5,111			5,111	5,109
Current portion of environmental remediation	12,488			12,488	3,700
Total current liabilities	21,645	2,161	(967)	22,839	14,214
Long-term debt	27,436	57,380		84,816	84,872
Environmental remediation and other long-term liabilities	8,733			8,733	18,362
Total liabilities	57,814	59,541	(967)	116,388	117,448
Partners' capital	68,574	174,754	(175,846)	67,482	64,216
Noncontrolling interests			157,516	157,516	163,413
Total liabilities and equity	$126,388	$234,295	$(19,297)	$341,386	$345,077

RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Quarter ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Net income (loss)	$(625)	$2,439	$6,363	$15,956
Added back:
Depletion	1,737	3,014	4,948	6,451
Equity-based compensation	242	71	580	521
Excess tax benefit of equity-based compensation	—	—	(5)	—
Real estate project expenditures	(2,029)	(598)	(4,615)	(2,128)
Depreciation and amortization	159	181	314	359
Deferred taxes	24	94	203	94
Cost of land sold	2,425	697	6,503	7,618
Gain on disposal of property and equipment	—	(1)	—	(1)
Change in environmental remediation liability	(286)	(203)	(572)	(214)
Change in other operating accounts	1,423	80	(1,527)	(2,665)
Cash provided by operations	$3,070	$5,774	$12,192	$25,991

SEGMENT INFORMATION
(all amounts in $000's)

	Quarter ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Revenue:
Partnership Fee Timber	$4,771	$8,723	$13,561	$19,867
Funds Fee Timber	4,501	8,772	11,657	19,737
Total Fee Timber	9,272	17,495	25,218	39,604
Timberland Management	—	—	—	—
Real Estate	4,632	1,088	15,594	16,758
Total	$13,904	$18,583	$40,812	$56,362
Operating income (loss):
Fee Timber	$1,588	$5,049	$6,448	$14,270
Timberland Management	(785)	(510)	(1,514)	(1,120)
Real Estate	575	(952)	5,707	6,007
General & Administrative	(1,198)	(450)	(2,388)	(1,772)
Total	$180	$3,137	$8,253	$17,385

SELECTED STATISTICS

	Quarter ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Log sale volumes by species (million board feet):
Sawlogs
Douglas-fir	7.8	10.9	19.1	28.9
Whitewood	3.0	9.6	9.0	16.3
Pine	1.1	0.5	1.1	0.5
Cedar	0.5	0.8	1.8	1.5
Hardwood	0.4	0.5	1.9	1.5
Pulpwood - all species	2.3	3.8	6.7	7.3
Total	15.1	26.1	39.6	56.0

Log sale volumes by destination (million board feet):
Export	2.1	8.5	6.8	21.0
Domestic	10.3	13.3	24.2	26.2
Hardwood	0.4	0.5	1.9	1.5
Pulpwood	2.3	3.8	6.7	7.3
Subtotal log sale volumes	15.1	26.1	39.6	56.0
Timber deed sale	—	—	0.6	—
Total	15.1	26.1	40.2	56.0

Average price realizations by species (per thousand board feet):	Quarter ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Sawlogs
Douglas-fir	$608	$694	$629	$738
Whitewood	541	653	550	670
Pine	552,000	525	551	526
Cedar	1,120	1,270	1,398	1,337
Hardwood	532	597	623	598
Pulpwood - all species	322	281	326	275
Overall	562	630	591	668

Average price realizations by destination (per thousand board feet):
Export	$604	$722	$646	$765
Domestic	608	672	647	704
Hardwood	532	597	623	598
Pulpwood	322	281	326	275
Overall log sales	562	630	591	668
Timber deed sale	—	—	389	—

Owned timber acres	111,000	110,000	111,000	110,000
Acres owned by Funds	80,000	91,000	80,000	91,000
Depletion expense per MBF - Partnership tree farms	$48	$48	$47	$48
Depletion expense per MBF - Fund tree farms	$166	$180	$192	$177
Capital and development expenditures ($000's)	$2,731	$1,443	$5,879	$3,353

PERIOD TO PERIOD COMPARISONS
(Amounts in $000's except per unit data)

	Q2 2015 vs.	YTD 2015 vs.
	Q2 2014	YTD 2014
Net income attributable to Pope Resources' unitholders:
2nd Quarter 2015	$289	$8,098
2nd Quarter 2014	1,846	14,087
Variance	$(1,557)	$(5,989)

Detail of earnings variance:
Fee Timber
Log volumes (A)	$(6,930)	$(10,955)
Log price realizations (B)	(1,027)	(3,049)
Timber deed sale	19	230
Production costs	3,140	4,416
Depletion	1,357	1,583
Other Fee Timber	(20)	(47)
Timberland Management	(275)	(394)
Real Estate
Land sales	1,644	(4,482)
Conservation easement sales	—	4,311
Timber depletion on land sale	194	(139)
Other Real Estate	(311)	10
General & Administrative costs	(748)	(616)
Net interest expense	(148)	(319)
Taxes	41	(142)
Noncontrolling interest	1,507	3,604
Total variance	$(1,557)	$(5,989)

(A)	Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.
(B)	Price variance calculated by extending the change in average realized price by current period volume.

CONTACT: John Lamb, VP & CFO, 360.697.6626, Fax 360.697.1157